Exhibit 99D(2)

AMENDMENT no. 1

to

INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT No. 1, dated February 22, 2017 (the “Amendment”), to the Investment Advisory and Administrative Services Agreement, entered into on February 1, 2007, as amended to date, between BBH Trust, a Delaware statutory trust (the "Trust") and Brown Brothers Harriman & Co. (the “Agreement”), is made by and between the Trust, on behalf of each of its series from time to time listed on Exhibit A of the Agreement (attached hereto), severally and not jointly, and Brown Brothers Harriman & Co., through its separately identifiable department, Brown Brothers Harriman Mutual Fund Advisory Department, when acting in its capacity as the investment adviser to the Funds, and Brown Brothers Harriman & Co., when acting in its capacity as the administrator of each Fund. As of the date hereof, any reference to the Agreement shall refer to the Agreement as amended hereby.

In accordance with section 10 of the Agreement, the Trust and Brown Brothers Harriman & Co. hereby agree to amend the Agreement as follows:

1.	As of the date hereof, notwithstanding anything to the contrary contained in the Agreement, each reference to “Brown Brothers Harriman & Co.”, “BBH&Co.”, the “Investment Adviser” or similar reference in the Agreement (including in any exhibit, attachment, appendix, schedule or annex included in, and incorporated into, such Agreement) whereby Brown Brothers Harriman & Co. is acting in its capacity as the investment adviser to the Funds shall mean “Brown Brothers Harriman & Co., through its separately identifiable department, Brown Brothers Harriman Mutual Fund Advisory Department” registered as an investment adviser under the Investment Advisers Act of 1940, as amended, unless the context clearly requires otherwise.

2.	As of the date hereof, notwithstanding anything to the contrary contained in the Agreement, each reference to “Brown Brothers Harriman & Co.” or “BBH&Co.”, whereby Brown Brothers Harriman & Co. is acting in its capacity as the administrator to the Funds shall mean “Brown Brothers Harriman & Co.”, unless the context clearly requires otherwise.

Except as expressly modified by this Amendment, all other provisions contained in the Agreement shall remain unchanged and in full force and effect. The Amendment may be executed in counterparts, each of which shall be deemed an original. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

* * *

IN WITNESS WHEREOF, this Amendment has been signed on behalf of the parties on the day and year first above written.

BBH TRUST

on behalf of each of its series from time to time listed on Exhibit A

/s/ Daniel J. Greifenkamp
Name: Daniel Greifenkamp
Title: Vice President

BROWN BROTHERS HARRIMAN & CO.,

through its separately identifiable department, Brown Brothers Harriman Mutual Fund Advisory Department, acting in its capacity as the investment adviser to the Funds

/s/ Anita Kerr
Name: Anita Kerr
Title: Managing Director

BROWN BROTHERS HARRIMAN & CO.,

acting in its capacity as the administrator to the Funds

/s/ Elizabeth Prickett
Name: Elizabeth Prickett
Title: Managing Director

Exhibit A

(effective February 24, 2017)

Fund
BBH Core Select
BBH Limited Duration Fund
BBH Partner Fund – International Equity (formerly BBH International Equity Fund)
BBH U.S. Government Money Market Fund
BBH Intermediate Municipal Bond Fund
BBH Global Core Select

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